As filed with the Securities and Exchange Commission on March 9, 2009
Registration No. 333-58648

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Introgen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	74-2704230
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)
301 Congress Avenue, Suite 1850
Austin, Texas 78701
(512) 708-9310
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)
1995 STOCK PLAN
and
2000 STOCK OPTION PLAN
(Full title of the plan)
J. David Enloe, Jr.
Chief Executive Officer
INTROGEN THERAPEUTICS, INC.
301 Congress Avenue, Suite 1850
Austin, Texas 78701
(512) 708-9310
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Patricia B. Tomasco
Lee Potts
Brown McCarroll, L.L.P.
111 Congress Avenue, Suite 1400
Austin, TX 78701
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE/DEREGISTRATION OF UNSOLD SECURITIES
     This Post-Effective Amendment No. 1 to Form S-8 Registration Statement relates to the Registration Statement on Form S-8 (File No. 333-58648) (the “Registration Statement”) of Introgen Therapeutics, Inc. (“Registrant”) filed with the Securities and Exchange Commission (“SEC”) on April 10, 2001. The Registration Statement registered 4,800,000 shares of Registrant’s Common Stock, par value $0.001 per share, pursuant to Registrant’s 2000 Stock Option Plan and 2,400,758 shares of Registrant’s Common Stock, par value $0.001 per share, pursuant to Registrant’s 1995 Stock Plan.
     As a result of the delisting of Registrant’s shares from the Nasdaq Capital Market and the fact that there are less than 300 holders of record of Registrant’s shares as of December 31, 2008, Registrant has no obligation to continue to file, and does not plan to file, periodic reports with the SEC for any periods after January 1, 2009. Registrant filed a Form 15 on January 30, 2009 to terminate its duty to file reports under Section 13(a) and 15(d) of the U.S. Securities and Exchange Act of 1934, as amended. In accordance with the undertaking made by Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Registrant hereby removes from registration the securities of Registrant that are registered but unsold under the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Introgen Therapeutics, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on March 6, 2009.

INTROGEN THERAPEUTICS, INC.
By:	/s/ J. David Enloe, Jr.
J. David Enloe, Jr.
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. David Enloe, Jr.
J. David Enloe, Jr.	Chief Executive Officer and President (Principal Executive Officer)	March 6, 2009

David G. Nance	Chairman of the Board and Director	March __, 2009

/s/ John N. Kapoor, Ph.D.
John N. Kapoor, Ph.D.	Director	March 6, 2009

/s/ William H. Cunningham, Ph.D.
William H. Cunningham, Ph.D.	Director	March 6, 2009

/s/ S. Malcolm Gillis, Ph.D.
S. Malcolm Gillis, Ph.D.	Director	March 6, 2009

Charles E. Long	Director	March __, 2009

/s/ Robert W. Pearson
Robert W. Pearson	Director	March 6, 2009